Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-130897) and related Prospectus of Wintrust Financial Corporation and Proxy Statement of Hinsbrook Bancshares, Inc. for the approval of the merger agreement between Wintrust Financial Corporation and Hinsbrook Bancshares, Inc. and to the incorporation by reference therein of our report dated March 3, 2006, with respect to the consolidated financial statements of Wintrust Financial Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

ERNST & YOUNG LLP

Chicago, Illinois
May 1, 2006